NEWS RELEASE

Attention: Financial Editors	Stock Symbol: PGF.UN, TSE/PGH, NYSE

PENGROWTH ENERGY TRUST ANNOUNCES CDN$118,650,000 OFFERING OF TRUST UNITS

NOT FOR DISTRIBUTION TO U.S. NEWSWIRE SERVICES OR FOR DISSEMINATION IN THE UNITED STATES. ANY FAILURE TO COMPLY WITH THIS RESTRICTION MAY CONSISTUTE A VIOLATION OF U.S. SECURITIES LAW.

(Calgary, July 7, 2003) /CNW/ — Pengrowth Corporation (“Pengrowth”) administrator of Pengrowth Energy Trust announced today that it has entered into an agreement to sell, to a syndicate of underwriters led by RBC Capital Markets, 7,000,000 trust units at CDN$16.95 per trust unit to raise gross proceeds of CDN$118,650,000 on a bought-deal basis. Pengrowth has granted the underwriters an option, exercisable in whole or in part until 48 hours prior to closing, to purchase up to an additional 1,500,000 trust units at the same offering price. The issue will be offered in all provinces of Canada. Closing is expected to occur on July 23, 2003 subject to regulatory approval. The first distribution for which purchasers of trust units issued pursuant to the offering will be eligible is payable on August 15, 2003 to Unitholders of record on July 31, 2003.

Net proceeds from the issue will be used to repay outstanding bank indebtedness incurred in the previously announced acquisition of an 8.4% working interest in the SOEP processing facilities downstream of the Thebaud Processing Platform and to fund future acquisitions and general corporate expenditures.

The securities being offered by Pengrowth Energy Trust will not be offered or sold in the United States or to U.S. persons absent registration or applicable exemption from the registration requirements of the United States Securities Act of 1933. Pengrowth intends to file a registration statement with the Securities and Exchange Commission in the United States. This release does not constitute an offer for sale of Trust Units in the U.S. and any public offering of Trust Units in the U.S. will be made by means of a prospectus that may be obtained from Pengrowth Energy Trust and that will contain detailed information about Pengrowth and its management as well as financial statements.

This news release contains certain forward-looking statements, which are based on Pengrowth’s current internal expectations, estimates, projections, assumptions and beliefs. Some of the forward-looking statements may be identified by words such as “expects”, “anticipates”, “believes”, “projects”, “plans” and similar expressions. These statements are not guarantees of future performance and involve a number of risks and uncertainties. Such forward-looking statements necessarily involve known and unknown risks and uncertainties, which may cause Pengrowth’s actual performance and financial results in future periods to differ materially from any projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, changes in general economic, market and business conditions; changes or fluctuations in production levels, commodity prices, currency exchange rates, capital expenditures, reserves or reserves estimates and debt service requirements; changes to legislation, investment eligibility or investment criteria; Pengrowth’s ability to comply with current and future environmental or other laws; Pengrowth’s success at acquisition, exploitation and development of reserves; actions by governmental or regulatory authorities including increasing taxes, changes in investment or other regulations; and the occurrence of unexpected events involved in the operation and development of oil and gas properties. Many of these risks and uncertainties are described in Pengrowth’s 2003 Annual Information Form and Pengrowth’s Management’s Discussion and Analysis. Readers are also referred to risk factors described in other documents Pengrowth files with the Canadian and U.S. securities authorities. Copies of these documents are available without charge from Pengrowth. Pengrowth disclaims any responsibility to update these forward-looking statements.

PENGROWTH CORPORATION
James S. Kinnear, President

For further information about Pengrowth, please visit our website www.pengrowth.com or contact:

Dan Belot, Manager, Investor Relations, Calgary E-mail: pengrowth@pengrowth.com
Telephone: (403) 213-8650 Toll Free: 1-800-223-4122 Facsimile: (403) 294-0051

Sally Elliott, Investor Relations, Toronto E-mail: sallye@pengrowth.com
Telephone: (416) 362-1748 Toll Free: 1-888-744-1111 Facsimile: (416) 362-8191

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